Registration No. 33-60199



               PRICING SUPPLEMENT NO. C-4 DATED November 29, 1995


                      (To Prospectus Dated July 14, 1995)


                               BOSTON GAS COMPANY
                          MEDIUM-TERM NOTES, SERIES C
                                  (Fixed Rate)

                Due from 9 Months to 30 Years from Date of Issue

                  Interest payable each April 1 and October 1

                                and at Maturity



Principal Amount:  $10,000,000.00         Issue Price (As a Percentage of
                   -------------------        Principal Amount):         100%
                                                                   -------------

Original Issue Date: November 30, 1995    Interest Rate:                6.80%
                     -----------------                             -------------

Trade Dates:    November 27 & 28, 1995    Net Proceeds to Company: $9,940,000.00
               -----------------------                             -------------

Maturity Date:  November 30, 2012         Agent's Commission:      $   30,000.00
               -----------------------                             -------------

                                          Underwriting Discount:   $   30,000.00


     X The Notes cannot be redeemed prior to maturity.

             The Notes may be redeemed, at the option of the Company, prior to maturity.

                      Initial Redemption Date:  __________________________
                      Initial Redemption Price: __________________________%
                      Annual Redemption Price Reduction: _________________%
                             until Redemption Price is 100% of the
                             principal amount

J.P. Morgan Securities has purchased $5,000,000.00 of the $10,000,000.00 in total Notes as principal in this transaction for resale to one or more investors at varying prices related to prevailing market conditions at the time or times of resale as determined by J.P. Morgan Securities.

                                                 Registration No. 33-60199


               PRICING SUPPLEMENT NO. C-5 DATED November 29, 1995


                      (To Prospectus Dated July 14, 1995)


                               BOSTON GAS COMPANY
                          MEDIUM-TERM NOTES, SERIES C
                                  (Fixed Rate)

                Due from 9 Months to 30 Years from Date of Issue

                  Interest payable each April 1 and October 1

                                and at Maturity



Principal Amount:  $5,000,000.00         Issue Price (As a Percentage of
                   --------------------     Principal Amount):          100%
                                                                  --------------

Original Issue Date:   December 1, 1995  Interest Rate:                6.80%
                       ----------------                           --------------

Trade Date:     November 28, 1995        Net Proceeds to Company: $ 4,970,000.00
                -----------------------                           --------------

Maturity Date:  December 2, 2013         Underwriting Discount:   $    30,000.00
                -----------------------                           --------------



     X The Notes cannot be redeemed prior to maturity.

             The Notes may be redeemed, at the option of the Company, prior to maturity.

                      Initial Redemption Date:  __________________________
                      Initial Redemption Price: __________________________%
                      Annual Redemption Price Reduction: _________________%
                             until Redemption Price is 100% of the
                             principal amount

J.P. Morgan Securities has purchased the Notes as principal in this transaction for resale to one or more investors at varying prices related to prevailing market conditions at the time or times of resale as determined by J.P. Morgan Securities.